Project Cypher Discussion Materials Exhibit (c)(10)

Key Highlights
Primarily relied on a discounted cash flow approach to define view on valuation
Lack of suitable public market comparables and precedent transactions limited usefulness of multiples based approach
Limited free float reduces relevance of market premium as valuation benchmark
Fundamentals based DCF approach mirrors the valuation approach of both the Company’s largest shareholders and
Brokers who cover the Company
Valuation
Approach
Projections included in the Management Presentation presented to Citi and Permira are a “Financing Case”
Management team also presented Citi with an “Upside Case,” which forecasts (i) more rapid revenue growth and (ii)
enhanced margin expansion
– ‘09 – ‘12 Revenue CAGR of 13.4% in “Upside Case” vs. 11.1% in “Financing Case”
– 2012 EBITDA margins of 32.6% in "Upside Case" vs. 29.2% in “Financing Case”
– Results in incremental EBITDA in 2012 of $67m (or +18.5% beyond “Financing Case”)
– Delta driven by differences in assumed recycling rates for its smart cards by one of its key customers and higher growth projected for New Technologies segment
Financial
Projections
As a result of our due diligence, we also identified two potential areas for adjustment:
– Delta in Shekel / USD exchange rate embedded in forecast (3.65) vs. current spot rates
– Lack of management incentivisation costs included in forecast
With guidance from the Company, Citi assessed the valuation impact of both potential adjustment areas to our DCF analysis on both the “Financing Case” and “Upside Case”
Adjustments to
Projections

281
191
232
251
300
350
430
363
326
150
200
250
300
350
400
450
500
2007A 2008E 2009E 2010E 2011E 2012E
13.7%
17.6%
CAGR '07-'12
"Financing Case"
"Upside Case"
27.8%
27.8%
28.0%
29.1%
29.3%
30.5%
29.2%
32.6%
Margin
709
835
906
1,004
709
835
906
1,031
1,148
1,321
1,113
1,242
600
700
800
900
1,000
1,100
1,200
1,300
1,400
2007A 2008E 2009E 2010E 2011E 2012E
11.8%
13.2%
CAGR '07-'12
"Financing Case"
"Upside Case"
8.4%
8.4%
10.8%
13.9%
10.9%
11.3%
11.6%
15.1%
Growth
Management Case Comparison
Revenue (USDm) EBITDA (USDm)
Management Financing Case Management Upside Case
Source: Company Information.
Note: Financials as of Year end in June. Financials are not adjusted for the management costs or the currency impact.
Significant delta
between 2 cases –
EBITDA in “Upside
Case” 18.5% higher
than “Financing Case”
Incremental revenue in
2012 of $79m or 6.4%
higher than “Financing
Case”
2

Valuation Summary
Notes: Firm Value to fully diluted Equity Value adjustment incorporates 30-Sept-08 balance sheet projected as per the Presentation to the Independent Directors prepared by News Corp and
Permira on 27 June 2008 which includes debt-like items of $60m and cash position of $750m. Per share costs reflect 50% of NPV impact.
(1) Based on fully diluted shares outstanding.
Discounted Cash Flow Assumptions
Valuation based on 3.75-year DCF (09/30/08 to 06/30/12).
Assumes a WACC of 9.50% with perpetuity growth range of 3.0%-3.5%
Mid-point Terminal FV/EBITDA of 10.3x for the Management Case or
10.7x for the Management Upside Case
Adjustments Summary
Management Costs Adjustment
– Management projections do not include management incentivisation costs
– Per discussion with management, incorporates incremental management incentivisation costs (from base of $17 million in FY 2008 grown in line with projected headcount)
Shekel Adjustment
– Incorporates incremental cash costs from the differential between the spot rate
(3.262 as of 5 July, 2008) and the assumed management rate (3.65)
– Assumes hiring of additional required staff in India instead of Israel (excl.
Jungo) to mitigate Shekel impact
(USD, per share value unless stated otherwise) Management Case Management Upside Case
Low High Low High
Implied Share Price
(1)
62.7 66.4 73.2 77.7
Management Costs (1.6) (1.9) (1.6) (1.9)
Shekel Adjustment (1.9) (2.0) (1.9) (2.0)
Adjusted Share Price 59.2 62.4 69.7 73.7
3

Implied Business Case to Support $60 per Share Offer
Implied EBITDA (USDm)
Management Financing Case Management Upside Case
Source: Company Information.
Note: Financials as of year end in June. Financials are not adjusted for the management costs or the currency impact.
(1) Based on fully diluted shares outstanding.
$60 Offer Price Implied EBITDA
Sensitivity Analysis
June Year End,
Margins 2007A 2008A 2009A 2010A 2011A 2012A
"Financing Case" 26.9% 27.8% 27.8% 28.0% 29.3% 29.2%
Implied Case (on Base Case Rev) 26.9% 27.8% 27.8% 26.9% 27.4% 26.6%
Delta 0.0% 0.0% 0.0% -1.1% -1.9% -2.6%
"Upside Case" 26.9% 27.8% 27.8% 29.1% 30.5% 32.6%
Implied Case (on Upside Case Rev) 26.9% 27.8% 27.8% 26.2% 26.6% 25.0%
Delta 0.0% 0.0% 0.0% -2.9% -4.0% -7.6%
EBITDA Margin Comparison
4
Perpetuity Growth Rate
2.75% 3.00% 3.25% 3.50% 3.75%
WACC Equity Value Per Share (1) as of 30-Sep-08
9.00% 60.5 62.3 64.2 66.3 68.6
9.25% 58.6 60.3 62.0 63.9 66.0
9.50% 56.9 58.4 60.0 61.7 63.6
9.75% 55.2 56.6 58.1 59.7 61.4
10.00% 53.7 55.0 56.3 57.8 59.4

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